UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2026

CID HoldCo, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-42711	99-2578850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5661 S Cameron St, Suite 100, Las Vegas, Nevada	89118
(Address of Principal Executive Offices)	(Zip Code)

(303)-332-4122

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	DAIC	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock at an exercise price of $287.50 per share*	DAICW	The Nasdaq Stock Market LLC

*	Reflects giving effect to the reverse stock split as of 4:01 p.m. Eastern Time on May 29, 2026 as described in the 8-K filed by CID HoldCo, Inc. with the Securities and Exchange Commission on May 28, 2026.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On July 22, 2026, CID HoldCo, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors (collectively, the “Investors”), pursuant to which the Company agreed to issue and sell, and the Investors agreed to purchase, for an aggregate purchase price of $6,000,000, (i) 400,000 shares of the Company’s Series AA Convertible Non-Redeemable Preferred Stock, par value $0.0001 per share (“Series AA Preferred Stock”) for an aggregate purchase price of $2,000,000 (the “Series AA Purchase Price”), and (ii) 800,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”) for an aggregate purchase price of $4,000,000 (the “Series B Purchase Price”).

In connection with the Purchase Agreement, the Company has authorized, or agreed to authorize, the following three new series of preferred stock: (i) the Series AA Preferred Stock, (ii) the Series AAA Convertible Non-Redeemable Preferred Stock (“Series AAA Preferred Stock”), and (iii) the Series B Preferred Stock (together with the Series AA Preferred Stock and Series AAA Preferred Stock, the “Preferred Stock”) pursuant to separate Certificates of Designation (collectively, the “Certificates of Designation”) to be filed with the Secretary of State of the State of Delaware on or prior to the date of the Series AA Closing (as defined below) or Series B Closing (as defined below), as applicable. The Certificates of Designation set forth the rights, preferences and privileges of the Preferred Stock, including conversion rights, dividend rights, liquidation preferences, voting and director designation rights, and anti-dilution and other adjustment provisions. As discussed in more detail under Item 5.03 of this Current Report on Form 8-K (this “Form 8-K”), the Series B Preferred Stock is convertible into shares of Series AAA Preferred Stock, subject to receipt of applicable stockholder approval, and each of the Series AA Preferred Stock and the Series AAA Preferred Stock are convertible into shares of common stock of the Company, par value $0.0001 per share (the “Common Stock,” and such shares of Common Stock issuable upon conversion of the Preferred Stock, the “Conversion Shares”). Additionally, as discussed further under Item 5.03 of this Form 8-K, the holders of a majority of the Series AA Preferred Stock will have the right to designate a single nominee to the Company’s Board of Directors upon the Series AA Closing and, upon the issuance of shares of Series AAA Preferred Stock upon conversion of shares of Series B Preferred Stock, the holders of a majority of the Series AAA Preferred Stock will have the right to designate a majority of the then-current members of the Board of Directors of the Company (which will include the director designated by the holders of the Series AA Preferred Stock), and in any event no less than three (3) additional individuals (the date that such majority appointment becomes effective, the “Board Transition Date”). The description of the Certificates of Designation and the terms of each of the Series AA Preferred Stock, Series B Preferred Stock and Series AAA Preferred Stock are more fully described under Item 5.03 of this Current Report on Form 8-K and are incorporated herein by reference.

Pursuant to the Purchase Agreement, the closing of the sale of the Series AA Preferred Stock (the “Series AA Closing”) is expected to occur on the next trading day (or such other date as mutually agreed by the parties) following satisfaction or waiver of the conditions to closing set forth in the Purchase Agreement (the “Series AA Closing Date”), at which time the Investors will pay the Series AA Purchase Price in cash to the Company in consideration for the Series AA Preferred Stock. The closing of the sale of the Series B Preferred Stock (the “Series B Closing”) is expected to occur on the next trading day (or such other date as mutually agreed by the parties) following satisfaction or waiver of the conditions to closing set forth in the Purchase Agreement (the “Series B Closing Date”), at which time the Investors will pay the Series B Purchase Price in cash in consideration for the Series B Preferred Stock, which Series B Purchase Price will be deposited into and held in a segregated bank account (the “Restricted Account”) established pursuant to a restricted account agreement (the “Restricted Account Agreement”). No funds may be released from the Restricted Account until the Board Transition Date except as follows: (i) $1,000,000 will be released within one (1) Business Day after the resale registration statement registering the Conversion Shares is declared effective by the U.S. Securities and Exchange Commission (the “Commission”); (ii) $2,000,000 shall be released within one (1) Business Day after the Company’s receipt of the stockholder approval required under the terms of the Purchase Agreement; and (iii) $1,000,000 shall be released if and when, in addition to satisfaction of the prior two release conditions, the following conditions are also satisfied or waived in writing by the lead investor: (A) the closing price of the Common Stock on the principal Trading Market has been at or above $4.00 per share for not less than five (5) consecutive Trading Days immediately preceding the proposed release date; and (B) the average daily trading volume of the Common Stock on the principal Trading Market has been at least 300,000 shares per Trading Day over the thirty (30) Trading Days immediately preceding the proposed release date. Upon the occurrence of a Restricted Account Trigger Event (as herein defined), the lead Investor is entitled to designate a majority of the Board of Directors and to assume sole signatory authority over the Restricted Account, and the lead Investor may elect to have the Company redeem all outstanding Series B Preferred Stock at the Stated Value, payable from the Restricted Account. A Restricted Account Trigger Event is the occurrence of any of the following: (i) any release of funds from the Restricted Account without satisfaction of the applicable Restricted Account Release Conditions (or written waiver by the lead Investor) prior to Stockholder Approval (for the avoidance of doubt, any release of funds from the Restricted Account by instruction of Mr. Daiss in violation of his duties under the Employment Agreement (as herein defined) shall not be a Restricted Account Trigger Event); or (ii) any other material breach by the Company of its obligations under Article IV of the Purchase Agreement or the Restricted Account Agreement prior to the Board Transition Date that is solely within the Company’s control (without any control or contribution by Mr. Daiss) and for which any investor is not otherwise entitled to monetary damages under the Purchase Agreement or any of the other documents entered into in connection with the Purchase Agreement and remains uncured for five (5) business days following written notice from such investor.

The Purchase Agreement includes customary representations and warranties of the Company and the Investors, and covenants and agreements of the parties, including, among other things, (i) the Company’s agreement to obtain stockholder approval (“Stockholder Approval”) for the issuance of the Conversion Shares, as required by the rules and regulations of the applicable trading market and applicable law, (ii) the Company’s agreement to file and cause to become effective a registration statement covering the resale of the Conversion Shares pursuant to a separate Registration Rights Agreement described below, (iii) limitations on the Company’s ability, prior to the Board Transition Date to issue additional equity or debt securities (subject to specified exceptions, including permitted draws under an existing equity line of credit), incur additional indebtedness, amend its organizational documents, or release funds from a restricted account established for the benefit of the Investors, in each case without the lead Investor’s consent, and (iv) standstill, integration and use of proceeds covenants. The Purchase Agreement also provides the Investors with certain participation rights with respect to future offerings of the Company’s securities conducted during a specified “Participation Period,” including the right to purchase up to 25% of the total amount of new securities offered for sale in such offerings, subject to the terms and conditions set forth therein.

The Purchase Agreement contains customary closing conditions, including (i) the accuracy, in all material respects (or in all respects to the extent so qualified), of the parties’ representations and warranties as of the applicable closing date, (ii) compliance in all material respects with the parties’ covenants and obligations to be performed at or prior to the applicable closing, (iii) the absence of any judgment, order or legal proceeding enjoining or preventing the consummation of the transactions contemplated by the Purchase Agreement, (iv) the filing of the applicable Certificates of Designation with the Secretary of State of the State of Delaware and delivery of evidence thereof, (v) the execution and delivery of the ancillary agreements described below, (vi) the absence of any suspension of trading or delisting (or threatened delisting) of the Company’s Common Stock by the applicable trading market, and (vii) the absence of any “Material Adverse Effect” (as defined in the Purchase Agreement) with respect to the Company and its subsidiaries, subject to specified exceptions.

The Purchase Agreement includes additional covenants relating to, among other things, (i) the Company’s agreement to file and submit to its stockholders a proxy statement on Schedule 14A seeking the Stockholder Approval, including approval of the issuance of the Conversion Shares, approval of a reverse stock split within a specified range, the election of the director nominees specified by the lead Investor to the Company’s Board of Directors, and, if applicable, approval of a contemplated asset sale transaction, (ii) the establishment and delegation of authority to a special committee of the Board of Directors (the “Special Committee”) to evaluate, negotiate and determine whether to proceed with a proposed sale of certain operating assets of the Company (the “Asset Sale”), which Special Committee shall retain sole discretion over the evaluation, negotiation and consummation of the Asset Sale until the earlier of the closing of the Asset Sale and any dividend or distribution in respect thereof or the 120-day anniversary of the Agreement Date, (iii) the authorization of a contingent value right, special dividend, or other equivalent mechanism in respect of the net proceeds resulting from the consummation of any sale or other disposition (whether by Asset Sale, stock sale, merger, or other business combination) of any operating entity acquired or established by the Company (or its successor) within two (2) years of the Series B Closing Date to the Company’s stockholders determined as of the date of the special meeting (excluding the Investors and their affiliates), and (iv) the timing and scope of the Special Committee’s authority, including an “Alternative Sale Period” of thirty (30) days during which the Special Committee may pursue alternative sale transactions if the contemplated Asset Sale is not consummated or reduced to a definitive agreement within specified time periods. The Purchase Agreement clarifies that the Asset Sale is a separate and independent transaction from the issuance and sale of the Preferred Stock and will not be integrated with the issuance of the Securities for purposes of the Securities Act, applicable trading market rules or other securities laws.

The Purchase Agreement further provides that, during a specified “Standstill” period (from the Agreement Date through the “Board Transition Date” and, with respect to certain restrictions, for so long as the Investors hold any Closing Shares), the Company may not, without the lead investor’s consent, issue or sell additional equity or debt securities (subject to specified exceptions, including an existing equity line of credit and exempt issuances), incur additional indebtedness, or enter into commitments to do so, and may not change the size of its Board of Directors, fill any vacancy in the Board of Directors (except as provided in the Purchase Agreement), change the nature of its operations beyond what is contemplated by the Purchase Agreement and the Asset Sale, amend its certificate of incorporation or bylaws (except as provided in the Purchase Agreement), or release funds from the Restricted Account except in strict compliance with the Purchase Agreement and the Restricted Account Agreement.

The Purchase Agreement is attached to this Current Report on Form 8-K to provide investors with information regarding its terms. The Purchase Agreement is not intended to provide any other factual information about the Company, its subsidiaries or the Investors or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of the specific dates set forth therein, were solely for the benefit of the parties thereto, may be subject to important qualifications and limitations agreed upon by the parties for the purposes of allocating contractual risk among such parties instead of establishing these matters as facts and may be subject to standards of materiality applicable to such contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Additionally, the Purchase Agreement and the transactions contemplated thereby are part of the Company’s plans to remediate and regain compliance with the previously disclosed deficiencies in Nasdaq’s continued listing requirements to maintain a minimum market value of listed securities (or “MVLS”) of $50,000,000 and maintain a minimum market value of publicly held shares (or “MVPHS”) of $15.0 million within the applicable compliance dates.

In connection with the Purchase Agreement and as conditions to the Series AA Closing, the Company agreed to enter into the following additional definitive agreements:

Registration Rights Agreement

Concurrently with the Series AA Closing, the Company will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors. Under the Registration Rights Agreement, the Company agrees, among other things, (i) to promptly following the Series AA Closing Date, and in any event within 30 days thereafter (the “Filing Deadline”), to file with the Commission a registration statement on Form S-1 or Form S-3, as applicable (the “Registration Statement”), covering the resale of all Conversion Shares and any other securities constituting “Registrable Securities” as defined in the Purchase Agreement and the Registration Rights Agreement, subject to Commission limitations on Rule 415 shelf registrations and related “cutback” provisions, and (ii) to use commercially reasonable efforts to cause the Registration Statement to be declared effective as soon as reasonably practicable after filing and following receipt of Stockholder Approval, and in any event by specified deadlines, subject to certain tolling provisions related to stale financial statements and the preparation of required pro forma and other financial information in connection with certain transactions. The Registration Rights Agreement contains customary provisions relating to registration procedures, expenses, the Company’s obligations to maintain current public information to permit resales under Rule 144, the Investors’ information and cooperation obligations, restrictions on the Company’s ability to file other registration statements prior to the effectiveness of the initial Registration Statement (subject to certain exceptions for Form S-8, existing registration statements, and exempt issuances), certain liquidated damages for the Company’s noncompliance with certain covenants under the Registration Rights Agreement and the Company’s and Investors’ respective indemnification obligations, including contribution provisions, in connection with any registered resale of the Registrable Securities.

Voting Agreement

Concurrently with the Series AA Closing, the Company will enter into a Voting Agreement (the “Voting Agreement”) with certain of the Company’s stockholders listed on Exhibit A thereto (each, a “Stockholder”). Under the Voting Agreement, each Stockholder agrees, during the period commencing on the date of the Voting Agreement and ending on the earlier of (i) the receipt of Stockholder Approval and (ii) the termination of the Purchase Agreement in accordance with its terms (the “Expiration Time”), to appear in person or by proxy at, or otherwise cause its shares of Common Stock (the “Shares”) to be counted as present for purposes of establishing a quorum at, the Company’s stockholders’ meeting (or any adjournments or postponements thereof) held to consider the proposals subject to Stockholder Approval (the “Stockholders Meeting”), and to vote (or execute and return written consents), or cause to be voted, all of its Shares in favor of the proposals for Stockholder Approval contemplated by the Purchase Agreement and against any action that would reasonably be expected to impede, interfere with, frustrate, delay or postpone the Stockholder Approval, result in a material breach of the Company’s obligations under the Purchase Agreement, or result in a material breach of such Stockholder’s obligations under the Voting Agreement. The Voting Agreement contains customary representations and warranties by the Stockholders, restrictions on the Stockholders’ transfer of their shares (subject to certain exceptions), provides for termination upon the Company’s receipt of Stockholder Approval or upon the written agreement of the Company, the lead Investor and Stockholders holding at least a majority of the Shares, and includes customary provisions regarding amendments, assignment, counterparts, severability, governing law and enforcement, including specific performance.

Employment Agreement

Concurrently with the Series AA Closing, the Company will enter into an Employment Agreement (the “Employment Agreement”) with Ryan Daiss, substantially in the form attached as an exhibit to the Purchase Agreement. The description of the Employment Agreement set forth in Item 5.02 of this Form 8-K is incorporated herein by reference.

A copy of the Purchase Agreement is attached hereto and incorporated herein by reference as Exhibit 10.1, the forms of the Certificates of Designation of the Series AA Preferred Stock, the Series AAA Preferred Stock and the Series B Preferred Stock are attached hereto and incorporated by reference to Exhibits A, B and C, respectively, of the Purchase Agreement, the form of Registration Rights Agreement is attached hereto and incorporated by reference to Exhibit E to the Purchase Agreement, the form of Voting Agreement is attached hereto and incorporated by reference to Exhibit F to the Purchase Agreement, and the form of Employment Agreement is attached hereto and incorporated herein by reference to Exhibit G to the Purchase Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure required by this Item and included in Item 1.01, Item 5.02 and Item 5.03 of this Current Report is incorporated herein by reference. The shares of Series AA Preferred Stock, the Series B Preferred Stock, and the Series AAA Preferred Stock issuable upon conversion of the Series B Preferred Stock will be, and in the case of the Series AA Preferred Stock and Series AAA Preferred Stock, including the shares of Common Stock issuable upon conversion thereof, sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption provided by Section 4(a)(2) or Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering.

Item 3.03. Material Modifications to Rights of Security Holders.

The disclosure required by this Item and included in Item 1.01 and Item 5.03 of this Current Report is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

In accordance with the Purchase Agreement, the Nominating & Corporate Governance Committee has evaluated the qualifications and independence of Joseph Risico and recommended the Board to appoint Mr. Risico to fill the existing vacancy in Class I of the Company’s Board of Directors promptly following the Series AA Closing.

Joseph Risico, 52, previously served as Co-Chief Executive Officer and board director of Aterian, Inc. (formerly known as Mohawk Group Holdings, Inc.) from July 2023 until June 2024. Prior to being appointed as Co-Chief Executive Officer, Mr. Risico served as chief legal officer of Aterian, Inc. from February 2018 until June 2024 and Head of M&A from July 2021 until July 2023. Prior to that, Mr. Risico held a number of legal and business positions including at AutoModality, Inc., a UAV flight control software company, where he served as chief operating officer and general counsel from February 2017 to February 2018, Ecovative Design LLC, a biomaterials company, where he served as general counsel and head of business development from August 2011 to February 2017, and 3M Company, where he served as the general counsel of 3M’s corporate ventures business from May 2010 to July 2011. Mr. Risico started his legal career as a corporate associate at the law firm of Cravath, Swaine & Moore LLP from August 2001 to June 2006. Mr. Risico holds a B.A. from New York University with concentrations in accounting and economics and a J.D. from Columbia Law School. Mr. Risico also holds a CPA (not active).

Post-Closing Appointment of President

In accordance with the Purchase Agreement, the Company agreed to appoint Ryan Daiss as the President of the Company promptly following the Series AA Closing. The Nominating & Corporate Governance Committee has evaluated the qualifications of Mr. Daiss and recommended the Board to appoint Mr. Daiss as the President of the Company promptly following the Series AA Closing.

Ryan Daiss, 32, has served as Managing Partner at RAD Capital since May 2024. Prior to that, Mr. Daiss served as senior analyst at Yorkville Advisors from May 2023 to April 2024, at Viking Global Investors as an investment data analyst from January 2022 through April 2023 and in valuation, private investments, from June 2018 to January 2022 and at KPMG as an associate from August 2017 to June 2018. Mr. Daiss holds a B.S. in Accounting from Salisbury University and a Master of Science in Business Analytics from Fairfield University.

Upon the appointment of Mr. Daiss as President, the Company and Mr. Daiss will enter into the Employment Agreement. Under the Employment Agreement, Mr. Daiss will serve as President of SEE ID HOLDING Corp., a wholly-owned subsidiary of the Company, for an initial term of three years, with automatic one-year renewal terms thereafter unless either party provides timely notice of non-renewal, subject to earlier termination in accordance with the Employment Agreement. The Employment Agreement sets forth Mr. Daiss’ duties, compensation and benefits, including base salary, an annual performance bonus opportunity (the “Target Bonus”), participation in employee benefit plans, reimbursement of business expenses, and eligibility for equity-based compensation. Except as required by law, no compensation benefits or equity awards are payable to Mr. Daiss under the Employment Agreement until receipt of Stockholder Approval under the Purchase Agreement and such payments made to Mr. Daiss as required by law will be reimbursed to the Company by the lead investor.

The Employment Agreement includes an Executive Performance Equity Program pursuant to which Mr. Daiss is eligible to earn specified performance awards of Company Common Stock upon achievement of defined performance milestones related to Enterprise Value, Adjusted EBITDA and the consummation of specified strategic transactions, including a qualifying fundamental transaction. The performance awards will be automatically granted, earned and fully vested upon the Board’s good faith determination that the applicable performance milestone has been achieved, based on objective evidence and subject to any required stockholder or regulatory approvals. Once earned and vested, performance awards are non-forfeitable except as required by applicable law or under any clawback policy adopted by the Company.

The Employment Agreement provides that, if Mr. Daiss’ employment is terminated by the Company without “Cause” or by him for “Good Reason” (each as defined therein), Mr. Daiss is entitled to specified severance benefits, including continued base salary payments for 18 months, a prorated bonus, continued health and welfare benefits for 18 months, immediate vesting of Mr. Daiss’ initial restricted stock award, and continued eligibility, for 12 months following termination, to earn Performance Awards to the extent the applicable Performance Milestones are achieved and are materially attributable to initiatives substantially led by Mr. Daiss prior to termination. If Mr. Daiss’ employment is terminated by the Company without Cause or by Mr. Daiss for Good Reason within 12 months following a “Change of Control” (as defined in the Employment Agreement), Mr. Daiss is entitled to enhanced severance benefits, including 24 months of continued base salary, a cash payment of two times the Target Bonus (or two times the actual annual bonus calculated as provided therein), payment of any earned but unpaid annual bonuses, immediate vesting of the initial restricted stock award, immediate vesting of all earned Performance Awards and specified Performance Awards that become earned as a result of the Change of Control, and continued health and welfare benefits for 24 months, in each case subject to Mr. Daiss’ execution and non-revocation of a customary release of claims.

The Employment Agreement also contains customary restrictive covenants, including obligations relating to confidentiality, proprietary information, return of Company property, assignment of intellectual property rights, non-solicitation of Company employees and customers during employment and for 12 months thereafter, and specified limitations on other business activities. The Company agrees to maintain directors’ and officers’ liability insurance covering Mr. Daiss on terms substantially comparable to those maintained for other senior executive officers and to indemnify and advance expenses to Mr. Daiss to the fullest extent permitted by applicable law and the Company’s governing documents. The Employment Agreement includes provisions addressing Section 409A and Section 280G of the Internal Revenue Code, mitigation, clawback requirements, governing law, dispute resolution and other customary terms.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Certificates of Designation for the Series AA Preferred Stock will be filed at or prior to the date of the Series AA Closing, and the Certificates of Designation for the Series B Preferred Stock and the Series AAA Preferred Stock will be filed with the Secretary of State of the State of Delaware upon the date of the Series B Closing.

Certificate of Designation for the Series AA Preferred Stock

Under the Certificate of Designation for the Series AA Preferred Stock, the Series AA Preferred Stock is convertible into shares of Common Stock at a conversion price of $1.00 and subject to adjustment for certain dilutive events, stock splits, stock dividends, combinations, recapitalizations and similar transactions. The Series AA Preferred Stock is non-redeemable, ranks as to dividends and liquidation as specified therein, and provides that any shares of Series AA Preferred Stock converted, redeemed, purchased or otherwise acquired by the Company shall be retired, canceled and revert to authorized but unissued preferred stock. The Series AA Certificate of Designation includes, among other provisions, (i) a “Floor Price,” defined as a price equal to 20% of the “Minimum Price” as defined in Nasdaq Listing Rule 5635 as of the date of the Purchase Agreement (subject to adjustment, but may never be less than $0.50 per share), (ii) a “Maximum Number of Conversion Shares,” which is set at 4,000,000 shares of Common Stock, subject to adjustment for stock splits and similar events, and (iii) non-voting status except as required by applicable law or as expressly provided in the Certificate of Designation.

Effective as of and from the date of initial issuance of the Series AA Preferred Stock, and for so long as the Investors (or their affiliates or permitted assignees) collectively hold at least 15% of the total shares of Series AA Preferred Stock issued at the Series AA Closing Date, the holders holding a majority of the then outstanding shares of Series AA Preferred Stock have the right, but not the obligation, to designate a single nominee to the Company’s Board of Directors (the “Initial Investor Designee”) to be appointed to the Board of Directors. The Company is required to take all necessary action to cause the Initial Investor Designee to be appointed to the Board of Directors promptly following the filing of the Certificate of Designation, including increasing the size of the Board of Directors or seeking the resignation of existing directors as necessary to create the requisite vacancies. The Initial Investor Designee appointment is subject to a determination as to his or her qualifications, and must satisfy applicable “independence” requirements and other requirements applicable to members of the audit committee and compensation committee under the listing rules of The Nasdaq Stock Market LLC and federal securities laws. The holders have the right to withdraw, recall, and replace the Initial Investor Designee at any time, in their sole discretion. The Series AA Preferred Stock board designation rights terminate when the holders collectively hold less than 15% of the total shares of Series AA Preferred Stock issued at the Series AA Closing Date.

Certificate of Designation for the Series B Preferred Stock

Under the Certificate of Designation for the Series B Preferred Stock, the Series B Preferred Stock is non-voting except as required by applicable law or as provided in the Certificate of Designation for the Series B Preferred Stock and is solely convertible into shares of Series AAA Preferred Stock on a dollar-for-dollar basis, subject to the receipt of stockholder approval and the satisfaction of the conditions in the Purchase Agreement. Upon the occurrence of a Restricted Account Trigger Event (as discussed above under Item 1.01 of this Form 8-K), the holders of Series B Preferred Stock are immediately entitled to designate such number of directors as shall constitute a majority of the then-current members of the Board of Directors, and in any event no less than three (3) individuals (collectively, the “Trigger Event Designees”). The holders must designate a sufficient number of Trigger Event Designees to satisfy applicable independence and committee requirements under the listing rules of the Trading Market and federal securities laws. Additionally, upon a Restricted Account Trigger Event, the lead Investor assumes sole signatory authority over the Restricted Account, and the requisite holders may elect to have the Company redeem all outstanding Series B Preferred Stock at the Stated Value. The Certificate of Designation for the Series B Preferred Stock also sets forth terms relating to dividends, liquidation preferences, redemption, conversion procedures, restricted account mechanics and other rights and priorities of the Series B Preferred Stock.

Certificate of Designation for the Series AAA Preferred Stock

Under the Certificate of Designation for the Series AAA Preferred Stock, the Series AAA Preferred Stock is convertible into Common Stock at a conversion price of $0.0901185708 per share, subject to adjustment for certain events. The Certificate of Designation for the Series AAA Preferred Stock includes definitions and provisions relating to, among other things, a “Beneficial Ownership Limitation,” a “Maximum Number of Conversion Shares” (equal, until receipt of stockholder approval, to 4.99% of the number of shares of Common Stock outstanding on the trading day prior to the applicable Series B closing date, subject to adjustment for stock splits and similar events), dividend rights, liquidation preferences, junior and parity securities, the “Floor Price,” and voting and director nomination rights of the holders of Series AAA Preferred Stock. The Series AAA Preferred Stock is non-redeemable, and shares acquired by the Company upon conversion or otherwise are canceled and revert to authorized but unissued preferred stock.

Effective as of and from the date of initial issuance of the Series AAA Preferred Stock upon conversion of the Series B Shares, and for so long as the holders collectively hold at least 15% of the total shares of Series AAA Preferred Stock issued or issuable upon conversion of the Series B Shares issued at the Series B Closing Date, the holders holding a majority of the then outstanding shares of Series AAA Preferred Stock have the right, but not the obligation, to designate such number of directors constituting a majority of the then-current members of the Board of Directors of the Company, and in any event no less than three (3) additional individuals (collectively, the “Preferred Investor Designees”), to be nominated, elected, or appointed to the Board of Directors. Each Preferred Investor Designee is subject to a determination as to his or her qualifications, and must satisfy applicable “independence” requirements and other requirements applicable to members of the audit committee and compensation committee under the listing rules of The Nasdaq Stock Market LLC and federal securities laws. The foregoing rights are subject to, and must be exercised in compliance with, the listing rules of the applicable Trading Market, including Nasdaq Listing Rule 5640, and may be proportionately reduced to remedy any non-compliance with listing requirements. These designation rights terminate when the holders collectively hold less than 15% of the total shares of Series AAA Preferred Stock issued or issuable upon conversion of the Series B Shares issued at the Series B Closing Date.

Item 7.01. Regulation FD Disclosure.

On July 22, 2026, the Company issued a press release announcing the execution of the definitive agreements in respect of the Purchase Agreement and the transactions contemplated thereby. A copy of the press release is attached to this report as Exhibit 99.1.

The information in this Item 7.01 (including Exhibit 99.1) is being furnished pursuant to General Instruction B.2 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Important Information for Stockholders

In connection with the proposed transactions, the Company intends to file a proxy statement with the SEC. The Company also plans to file other documents with the SEC regarding the proposed transactions. After the proxy statement has been cleared by the SEC, a definitive proxy statement will be filed with the SEC and mailed to the stockholders of record of the Company. The Board will set the record date prior to mailing the definitive proxy statement. STOCKHOLDERS OF THE COMPANY ARE URGED TO CAREFULLY READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED TRANSACTIONS THAT WILL BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about the Company once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

The Company and its executive officers, directors, other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transactions. Information regarding the executive officers and directors of the Company is set forth in the Company’s definitive proxy statement for the Company’s 2026 annual meeting of stockholders filed with the SEC on April 17, 2026 and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 11, 2026. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the transactions contemplated by the Purchase Agreement.

No Offer or Solicitation

This Current Report on Form 8-K is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transactions and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Forward-Looking Statements

All statements other than statements of historical facts included in this report that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Examples of these forward-looking statements include statements concerning the proposed issuance and sale of the Preferred Stock, the Asset Sale, the transactions contemplated by the Purchase Agreement, the timing of completing the proposed transactions and the potential benefits of the proposed transactions. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, among others: the terms, structure, benefits and costs of the issuance and sale of the Preferred Stock, the Asset Sale and the transactions contemplated by the Purchase Agreement; the timing of such transactions and whether such transactions will be consummated at all; the risk that the issuance and sale of the Preferred Stock, the Asset Sale and the transactions contemplated by the Purchase Agreement, and the announcement of the same, could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with partners, suppliers, employees, shareholders and other business relationships and on its operating results and business generally; the risk that the issuance and sale of the Preferred Stock, the Asset Sale and the transactions contemplated by the Purchase Agreement could divert the attention and time of the Company’s management; the risk of any unexpected costs or expenses resulting from the issuance and sale of the Preferred Stock, the Asset Sale and the transactions contemplated by the Purchase Agreement; the risk of any litigation relating thereto; the uncertainties and variables inherent in business, operating and financial performance, including, among other things, competitive developments and general economic, political, business, industry, regulatory and market conditions, future exchange and interest rates and changes in tax and other laws, regulations, rates and policies; our ability to continue as a going concern; our ability to maintain the listing of our Common Stock on Nasdaq; our ability to meet financial covenants with our lenders; our business model and our technology platform; reliance on third-party online marketplaces; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.1*	Securities Purchase Agreement dated as of July 22, 2026 by and between the Company and each of the purchasers identified on Annex A thereto.
99.1	Press Release dated July 22, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the U.S. Securities and Exchange Commission upon its request; however, the Company may request confidential treatment of omitted items.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CID HoldCo, Inc.

Date: July 22, 2026	By:	/s/ Edmund Nabrotzky
Edmund Nabrotzky
Chief Executive Officer